UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2009

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Advanced Micro Devices, Inc. (the “Company”) has received correspondence from Intel Corporation (“Intel”) related to the 2001 Patent Cross License Agreement between the Company and Intel (the “Cross License”). In this correspondence, Intel (i) alleges that the Company has committed a material breach of the Cross License through the creation of the Company’s GLOBALFOUNDRIES joint venture and (ii) purports to terminate the Company’s rights and licenses under the Cross License in 60 days if the alleged breach has not been corrected.

The Company strongly believes that (i) the Company has not breached the terms of the Cross-License and (ii) Intel has no right to terminate the Company’s rights and licenses under the Cross License. Under the terms of the Cross License, there is an escalating procedure for resolving disputes, and the Company has commenced the application of that procedure with respect to Intel’s purported attempt to terminate the Company’s rights and licenses under the Cross License. In addition, the Company has informed Intel that the Company maintains that Intel’s purported attempt to terminate the Company’s rights and licenses under the Cross License itself constitutes a material breach of the Cross License by Intel which gives the Company the right to terminate Intel’s rights and licenses under the Cross License Agreement while retaining the Company’s rights and licenses under the Cross License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2009	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	SVP, General Counsel, Secretary